Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR NEW YORK, NEW YORK 10017 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com

May 9, 2025

Innovative Eyewear, Inc.
11900 Biscayne Blvd., Suite 630

North Miami, Florida, 33181

Re:	Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to Innovative Eyewear, Inc., a Florida corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-1 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to the registration by the Company for resale by the selling stockholders listed in the prospectus included as a part of the Registration Statement (the “Selling Stockholders”) of up to 1,988,099 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), issuable upon exercise of certain outstanding warrants to purchase common stock (the “Warrants”) as described in further detail in the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements, in connection with the Registration Statement, of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

In arriving at the opinion expressed below, we have examined the following documents: (i) the Registration Statement, as amended to date; (ii) the Amended and Restated Articles of Incorporation and Bylaws of the Company, each as amended to date; (iii) certain inducement offer letters, dated April 11, 2025, by and among the Company and certain Selling Stockholders, (iv) that certain engagement agreement, dated April 2, 2024, as amended, September 22, 2024 and March 21, 2025 by and between the Company and H.C. Wainwright & Co., LLC, (v) the Warrants; and (vi) records of meetings and consents of the Board of Directors of the Company provided to us by the Company.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the accuracy and completeness of each document submitted to us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Company are actually serving in such capacity, that the representations of officers and employees of the Company are correct as to questions of fact and that each party to the documents we have examined or relied on (other than the Company) has the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, of the execution and delivery by such parties of such documents, and the validity and binding effect thereon on such parties. We have also assumed that the Company will not in the future issue or otherwise make unavailable so many shares of its Common Stock that there are insufficient authorized and unissued shares of Common Stock for issuance of the shares issuable upon exercise of the options being registered in the Registration Statement. We have not independently verified any of these assumptions.

Based upon and subject to the foregoing, we are of the opinion that upon due exercise of the Warrants in accordance with the terms thereof, and when certificates for the same have been duly executed and countersigned and delivered in accordance with and pursuant to the terms of the Warrants, the Shares will be duly and validly issued, fully paid and non-assessable.

The opinions expressed in this opinion letter are limited to the Business Corporation Act of the State of Florida. We are not opining on, and we assume no responsibility for, the applicability or effect on any of the matters covered herein of: (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local government agency or authority. The opinions set forth below are rendered as of the date of this opinion letter. We assume no obligation to update or supplement such opinions to reflect any change of law or fact that may occur.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP